CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2020 relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended September 30, 2020 of AMG SouthernSun Small Cap Fund and AMG SouthernSun U.S. Equity Fund, two of the funds constituting AMG Funds. We also consent to the references to us under the headings “Financial Statements”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 28, 2021